EXHIBIT  11.1

                     PINNACLE SYSTEMS, INC. AND SUBSIDIARIES
     Exhibit 11.1 - Statement of Computation of Net Income (Loss) Per Share
                      (In thousands, except per share data)


                                                                   Three
                                                                Months Ended
                                                               September 30,
                                                           ---------------------
                                                             1997         1996
                                                           --------     --------

Weighted average shares of common stock outstanding           7,402        7,473

Weighted average common stock equivalent shares                --            350
                                                           --------     --------

Shares used to compute net income (loss) per share            7,402        7,823
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Net income (loss)                                          $(16,347)    $    612
                                                           ========     ========

Net income (loss) per share                                $  (2.21)    $   0.08
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